                                                                   Exhibit 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" included in the Proxy Statement that is made part of the Registration Statement
(Form S-4 No. 333-       ) and related Prospectus of The J.M. Smucker Company
for the registration of            shares of its common stock and to the
incorporation by reference therein of our reports dated June 18, 1999, with respect to the consolidated financial statements of The J. M. Smucker Company incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP
Akron, Ohio
May 15, 2000